Exhibit 99.1

RumbleOn Announces Used Powersports Inventory Financing Credit Facility Agreement with J.P. Morgan

The Credit Facility Provides RumbleOn with $75 Million of Available Credit to Finance Used Powersports Inventory

IRVING, Texas –RumbleOn, Inc. (NASDAQ: RMBL), the nation’s first technology-based omnichannel powersports platform, today announced that it has entered into a $75 million used powersports inventory financing credit facility with J.P. Morgan. The inventory financing facility supports RumbleOn’s strategy of providing customers a robust choice of powersports vehicles, and an unmatched buying experience both online and in retail locations.

Narinder Sahai, RumbleOn’s Chief Financial Officer, commented, “RumbleOn remains focused on providing the best customer experience in powersports and access to high-quality used inventory is paramount to our future growth. The option to finance used inventory provides us with the flexibility we need to fund our working capital needs, while executing on our mission to build the future of powersports. We believe that securing this inventory financing credit facility with J.P. Morgan, amid tightening credit markets, is further validation of the strength of our business model.”

Jeff Stern, Managing Director, Asset Based Lending at J.P. Morgan Commercial Banking, said, “We are committed to finding the best solutions to help our clients grow their businesses and we are excited to underwrite an inventory financing facility with RumbleOn. We look forward to supporting RumbleOn as they scale their business and offer used powersports vehicles to more consumers nationwide.”

Cautionary Note on Forward-Looking Statements

This press release may contain “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. Readers are further advised to consider the factors listed under the headings “Forward-Looking Statements” and “Risk Factors” in the Company’s filings with the Securities and Exchange Commission filings, as may be updated and amended from time to time. We undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise, except as required by law.

About RumbleOn

RumbleOn is the nation’s first technology-based omnichannel powersports platform. Headquartered in the Dallas Metroplex, RumbleOn provides the only technology-led omnichannel platform in powersports with a broad footprint of physical locations, full-line manufacturer representation and high-quality used inventory to transform the entire customer experience. Our goal is to integrate the best of both the physical and digital, and make the transition between the two seamless. To learn more please visit us online at https://www.rumbleon.com.

Investor Relations Contact:

Will Newell

investors@rumbleon.com